SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 7, 2003

CHATTEM, INC.

(Exact name of registrant as specified in its charter)

Tennessee	0-5905	62-0156300
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1715 West 38th Street, Chattanooga, Tennessee 37409
(Address of principal executive offices, including zip code)

(423) 821-4571
(Registrant’s telephone number, including area code)

Item 5.  Other Events.

On May 7, 2003, Chattem, Inc. (the “Company”), a marketer and manufacturer of branded consumer products, announced that a settlement had been reached among the parties in the previously disclosed case, Jennifer Villarreal, et al. v. Chattem, Inc., et al., which was scheduled for trial on May 19, 2003 in the District Court of Brazoria County, Texas.  In this case, the plaintiff suffered a hemorrhagic stroke after allegedly ingesting DEXATRIM containing phenylpropanolamine (“PPA”).  Pursuant to the terms of the settlement, which is subject to final documentation and court approval, the Company will pay a settlement amount of $3 million, plus $500,000 for certain fees and expenses, and will be fully released from any further liability in the case.  The settlement amount will be fully funded by the Company’s product liability insurance coverage and thus will have no impact on the Company’s results of operations.

The Company stated that it was pleased to have settled the case on the terms outlined above.  The Company added that it continues to believe that available insurance will be sufficient to cover other pending or subsequently filed claims relating to DEXATRIM containing PPA; however, there can be no assurance in this regard.

The settlement amount and related expenses will reduce the amount of insurance coverage available to the Company for the pending and any subsequently filed cases related to DEXATRIM containing PPA to approximately $98.5 million.

No other trials are currently scheduled in cases involving claims for ingestion of DEXATRIM with PPA that the Company made or sold.

For a discussion of the remaining lawsuits pending against the Company relating to DEXATRIM containing PPA and the Company’s product liability insurance coverage, see  the Company’s filings with the Securities and Exchange Commission.

This current report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements.  The Company relies on this safe harbor in making such disclosures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 7, 2003	CHATTEM, INC.

	By:	/s/ A. Alexander Taylor II
A. Alexander Taylor II
President and Chief Operating Officer